EXHIBIT 15







           September 23, 1994



           First Commerce Corporation

           We are aware that First Commerce Corporation has incorporated by reference in its Registration Statement its Form 10-Q for the quarter ended June 30, 1994, which includes our report dated July 13, 1994, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1993, that report is not considered a part of the registration statement prepared or certified by our firm or reports prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.



           Very truly yours,




           Arthur Andersen LLP